EXHIBIT 10.6
INTERIM OPERATING AGREEMENT
AGREEMENT
     This Agreement (this “Agreement”), dated August 21, 2008, is by and among ABC National Television Sales, Inc. (“ABC”), Met/Hodder, Inc. (“MH”) and Wireless Ronin Technologies (“WR”).
     WHEREAS, ABC had an agreement with NewSight Corporation (“NewSight”) dated August 18, 2006 (“ABC/NewSight Agreement”), pursuant to which ABC provided programming (“ABC Content”) and sales representation services to a network (the “ABC In-Store Network” or “Network”) of in-store television monitors placed in grocery/retail stores owned and operated by Meijer, Inc. (the “Meijer Stores”) pursuant to the agreement between NewSight and Meijer, Inc. (“Meijer”) dated as of November 23, 2005 (the “License Agreement”); and
     WHEREAS, MH provided certain production services to ABC in connection with the licensing of the ABC Content for the ABC In-Store Network; and
     WHEREAS, WR provided the software and hardware to operate the ABC In-Store Network; and
     WHEREAS, Meijer terminated the License Agreement as of July l, 2008 and ABC terminated the ABC/NewSight Agreement effective the same day; and
     WHEREAS, Meijer has requested that ABC, MH and WR continue to operate the ABC In-Store Network for an interim period on the same terms as conditions.
     NOW, THEREFORE, for good and valuable consideration the parties hereby agree as follows:
     1. Term
     The term of this Agreement shall commence as of July 1, 2008 and expire October 31, 2008 unless otherwise renewed by the parties (“Term”).
     2. The ABC In-Store Network
     The parties shall have the following responsibilities, at their own cost, in connection with the ABC In-Store Network:
          (a) WR Responsibilities
     (i) WR shall operate the plasma and LCD monitors (the “Monitors”) in each of the Meijer Stores which participate in the ABC In-Store Network. The Monitors will be grouped into three separate channels (“Channels”) as they have been since the inception of the Network.
     (ii) WR shall be responsible for the ongoing operation and maintenance of the infrastructure that transmits the “Monitor Content” (as defined below) to the Monitors, the assembly and transmission of the programming loops (“Loops”), the uninterrupted operation, maintenance and upkeep of the Monitors and Network, and the establishment and maintenance of relationships with Meijer and the Meijer Stores.

     (iii) MH shall deliver to ABC, through a secured website, a copy of all content edited and intended to be exhibited on the Channels, at least five (5) days prior to their transmission on the Network. ABC shall inform WR or MH of any changes ABC requires to be made to such content within twenty-four (24) hours of ABC’s receipt of such content. It is understood and agreed that ABC retains the right to prevent any content from being transmitted on the ABC In-Store Network if, in ABC’s sole discretion, such content does not comply with ABC’s Broadcast Standards and Practices or would reflect negatively on ABC.
     (iv) WR shall provide ABC with an “as run” log for proof of performance regarding advertisements distributed over the Network.
          (b) MH Responsibilities
     (i) MH shall be responsible for providing programming content for the Monitors. ABC shall no longer provide any new ABC Content for the Network and MH shall repurpose ABC Content that was previously provided. MH shall ensure that all programming content on the Network, i.e., the MH Content, recycled ABC Content, content provided by Meijer and advertising sold by ABC (collectively, “Monitor Content”) shall appear in the same format, i.e., Loops, and with the same allocations (i.e., percentage of content provided by Meijer, percentage of content provided by MH, and percentage of advertising sold by ABC), as previously provided on the Network. MH shall update the Monitor content as required by the Network format.
     (ii) MH shall also be responsible for managing the content playlists.
     (iii) All Monitor Content shall comply with ABC’s Broadcast Standards and Practices and Meijer’s rules and standards. Upon receipt of a written notice from ABC requesting removal of any Monitor Content, MH and WR shall promptly remove such Monitor Content, but in no event more than twelve (12) hours after receiving ABC’s request. ABC shall, if requested, provide replacement content to backfill the time left open.
     (iv) MH agrees that all Monitor Content for distribution on the ABC In-Store Network shall be pre-approved by ABC before transmission on the Network. ABC shall have the right, in its sole discretion, to prevent certain content from distribution on the Network if such content violates ABC’s Broadcast Standards or Practices or reflects negatively on ABC. MH shall not include any content on the Monitors that is produced or distributed by a competitor of ABC. The parties agree that the programming and entertainment content provided by MH on the Network shall be similar to the substance, format and editorial focus of the content provided by ABC since the inception of the Network.
     (v) WR shall provide ABC with a monthly report indicating proof of performance regarding advertisements distributed over the Network, such report shall be provided not later than 15 days after the last day of the previous month.
     (vi) Except as otherwise set forth herein, neither MH nor WR shall use the name “ABC In-Store Network” or “ABC” or the name of any ABC affiliated company in any way without ABC’s prior written approval in each instance.
          (c) ABC Responsibilities
     (i) ABC shall be the exclusive sales representative to solicit advertising sales for the Network. The percentage and display of advertising on the Network shall be the same as since the inception of the Network. ABC shall perform all services customarily associated with such function including invoicing advertisers, collecting payments for all advertising solicited and providing a monthly sales activity report.
     (ii) ABC shall be responsible for making the payments as set forth in Section 3.

     3. Revenues
     (a) ABC currently projects that the “Net Revenues” (as defined herein) from the sale of advertising on the Network during the Term shall be approximately $124,500. As used herein, “Net Revenues” means the gross revenues received by ABC (and not required to be returned) from ABC’s solicitation of advertising on the Network, less any agency commissions.
     (b) Net Revenues shall be allocated among the parties as follows:
     (i) WR shall receive $51,000, payable at the rate of $17,000 per month. Such payment shall commence within thirty (30) days after ABC has collected advertising receipts;
     (ii) MH shall receive $51,000, payable at the rate of $17,000 per month. Such payment shall commence within thirty (30) days after ABC has collected advertising receipts; and
     (iii) ABC shall retain $22,500.
     (c) The parties acknowledge and agree that if actual Net Revenues are lower than projected, each party’s allocation shall be reduced on a pro-rata basis. If actual Net Revenues exceed projections, any excess funds shall be used to pay for the production of new ABC Content.
     4. Termination
     Either party may terminate this Agreement (i) at any time in the event of a material breach by the other party which remains uncured after ten (10) days prior written notice specifying the nature of the breach thereof, or (ii) immediately following written notice to the other party if the other party (a) ceases to do business in the normal course, (b) becomes or is declared insolvent or bankrupt, (c) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days, or (d) makes an assignment for the benefit of creditors. This Agreement shall automatically terminate effective the same day as the termination by Meijer of its consent or request for the parties to operate the Network.
     5. Representations and Warranties
     Each party represents and warrants to the others that: (i) it has the right and will continue to have the right, power and authority to enter into and fully perform this Agreement; (ii) it has not and will not during the Term enter into an agreement which in any way limits or restricts the full performance of any of its obligations hereunder, (iii) the materials and services provided by it hereunder, and the use thereof by the other parties pursuant to the terms of this Agreement, will not infringe upon or violate the rights of any third party. WR further represents and warrants that it owns, controls or licenses the right, title and interest in or to the ABC In-Store Network and that the operation of the Network shall not infringe or misappropriate any intellectual property rights including, without limitation, rights associated with patent, copyrights, trade secrets, computer software programs, trademarks, service marks, or rights of publicity (collectively, “Intellectual Property Rights”) of any other person or entity. MH further represents and warrants that it has obtained all rights necessary for the distribution on the Network of content produced or provided by MH and that the distribution of such content on the Network shall not violate any rights, including without limitation, any Intellectual Property Rights of any person or entity.
     6. Indemnification/Insurance
     (a) Each of the parties shall defend, indemnify, and hold harmless the others and such other party’s respective parent, affiliated and subsidiary companies, and its or their officers, directors, employees, and agents of each from and against any and all liability, loss, claims, demands, damages, suits, costs, fees, and expenses (including reasonable attorneys’ fees) brought by any third party (collectively, “Claims”) arising out of or resulting from the indemnitor’s breach of any representation or warranty contained herein or the services or responsibilities of such party under this Agreement.

(b)	MH and WR shall each maintain, at their sole expense, the following insurance coverage during the Term:

(a)	Workers’ Compensation Insurance as required by applicable law, and Employer’s Liability Insurance with minimum limits of $1,000,000; and

(b)	Employers’ Liability coverage with limits of One Million Dollars ($1,000,000); and

(c)	Commercial General Liability, to include contractual liability, and products/completed operations coverage and cross liability in an amount not less than Two Million Dollars ($2,000,000) per occurrence; such policy shall be an occurrence policy and not a claims-made policy.

(d)	MH shall also maintain Professional Liability Insurance with a minimum limit of $1,000,000 per claim, protecting it and ABC and WR from errors and omissions in connection with the performance of MH’s services hereunder.

(e)	Evidence of all insurance required shall be promptly sent to ABC. Insurance policies shall afford primary coverage and coverages afforded shall not be modified or canceled until at least thirty (30) days’ prior written notice has been given to ABC. All insurance shall be with companies and on forms acceptable to ABC and shall be primary and not contributory with regard to any other insurance available to ABC. All insurance shall include ABC, its parent and any subsidiaries of each as additional insureds and contain a waiver of subrogation. The additional insured requirement does not apply to Workers Compensation, Employer’s Liability and Professional Liability. The waiver of subrogation applies to all coverages. The minimum limits of the insurance required herein shall not diminish any party’s indemnification obligations.
     7. Limitation of Liability
     Except for each party’s indemnification obligations as set forth in Section 6, or a party’s gross negligence or willful misconduct, no party shall have any liability to any other party or to anyone claiming under such party for any special, punitive, indirect, incidental or consequential damages arising from this Agreement, regardless of the legal theory or premise upon which such damages are sought, even if the party claiming such damages advised the other party of the possibility of such damages. Further, either party’s liability to the other for direct damages will not exceed the aggregate sum of $51,000.
     8. Notice
     (a) Notice to the parties shall be given as follows:

To ABC:	With a copy to:
77 West 66th Street	ABC, Inc.
New York, New York 10023	77 West 66th Street
Attn: John Watkins, President	New York, New York 10023
Attn: Senior Vice President,
Legal and Business Affairs
Broadcasting

To MH:	To: WR
1201 Harmon Place	Baker Technology Plaza North
3rd Floor	5929 Baker Road, Suite 475
Minneapolis, MN 55403	Minneapolis, MN 55345
Att: Kent Hodder, President	Att: Steve Goertz, Regional Vice
President, Eastern US
     (b) Any notice under this Agreement shall be in writing and shall be deemed effective the same day if delivered in person or by facsimile with a copy by first class mail, the next day if delivered by standard overnight courier or three days after mailing by first class mail.
     9. Assignment
     Neither party may assign this Agreement without the prior written consent of the others, except that ABC may assign this Agreement and all of its rights and obligations hereunder to any party acquiring all or any portion of its television business, assets or stock, or to any entity controlling ABC, controlled by ABC or under common control with ABC.
     10. Confidentiality
     The terms and conditions of this Agreement are confidential and shall not be disclosed to any third party without the prior written consent of the other parties. In addition, the parties shall not disclose any “Confidential Information” of any other party. As used herein Confidential Information shall mean all information, documents and know-how, provided by either party to the others, in whatever form, relating to such party’s business, including without limitation, financial information, customer information, and sales information. This confidentiality provision shall survive for one (1) year beyond the expiration of this Agreement. Confidential Information does not include any information that (a) is or becomes publicly available without breach of this Agreement; (b) can be shown to have been known to the receiving party at the time of its receipt from the disclosing party; (c) is received from a third party who, to the knowledge of the receiving party, did not disclose such information in breach of a confidentiality obligation; or (d) can be shown to have been independently developed by the receiving party without reference to any Confidential Information. During the Term of this Agreement, the receiving party will not disclose Confidential Information to any third party except as may be required by law, or to the receiving party’s financial or legal representatives.
     11. Choice of Law and Forum
     This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws. The sole and exclusive jurisdiction for any litigation which may arise regarding this Agreement hereunder shall be an appropriate federal or state court located in the City of New York, New York.
     12. Miscellaneous
     (a) Neither party shall use any other party’s trademarks or copyrights in news releases, promotional materials, advertisements, or other displays or materials without such party’s prior written approval. Any violation of this paragraph of the Agreement shall be deemed to be a material breach of this Agreement.
     (b) Neither party shall be liable to the other for any delay or failure to perform any of the services set forth in this Agreement due to cause(s) beyond its reasonable control.
     (c) Nothing in this Agreement shall cause the parties to be partners, joint venturers or agents of the other and no party shall have the power to bind the others.

     (d) The waiver or failure of any party to exercise any right in any respect provided for herein shall not be deemed a waiver of any further right hereunder. The headings in this Agreement are for the purpose of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.
     (e) In the event that any one or more of the provisions of this Agreement should for any reason be held to be invalid or nonenforceable, the remaining provisions of the Agreement shall remain enforceable.
     (f) No modification or amendment of this Agreement shall be binding upon any party unless such modification is in writing and signed by all parties hereto. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written agreements among them.

Accepted and Agreed to:		Accepted and Agreed to:

WIRELESS RONIN TECHNOLOGIES		ABC, NATIONAL TELEVISION SALES, INC.

By:	/s/ Jeffrey C. Mack	By:	/s/ John Watkins

Title:	CEO/President	Title:	President

Date:	8/19/08	Date:	8/30/08

MET/HODDER INC.

By:	/s/ Nancy Bordson

Title:	VP/COO

Date:	8/20/08